Exhibit 10.2

FIFTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

dated as of June 12, 2007

and effective as of June 18, 2007

By and Between

Trex Company, Inc.

and

JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent

in connection with the Letter of Credit

securing

$25,000,000

Mississippi Business Finance Corporation

Variable Rate Demand Environmental Improvement Revenue Bonds

(Trex Company, Inc. Project), Series 2004

FIFTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

TABLE OF CONTENTS

This Table of Contents is not a part of this Fifth Amendment to Reimbursement and Credit Agreement and is only for convenience of reference.

-i-

7.1	Governing Law	9

7.2	Execution in Counterparts	9

7.3	Costs and Expenses	9

7.4	Modification Fee	9

Section 8. Effective Date		9

-ii-

FIFTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT (this “Fifth Amendment”), dated as of June 12, 2007 and effective June 18, 2007, between TREX COMPANY, INC., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., as Issuing Bank (in such capacity the “Bank”) and Administrative Agent (in such capacity the “Administrative Agent”).

BASIS FOR THIS FIFTH AMENDMENT

1. This Fifth Amendment is authorized by Section 11.03 of the Reimbursement and Credit Agreement dated as of December 1, 2004, among the Borrower, the Bank and the Administrative Agent (the “Original Agreement”). The terms, conditions and provisions of the Original Agreement, as amended by the First Amendment to Reimbursement and Credit Agreement dated July 25, 2005, among the Borrower, the Bank and the Administrative Agent (the “First Amendment”), the Second Amendment to Reimbursement and Credit Agreement dated as of and effective December 31, 2005 (the “Second Amendment”), the Third Amendment to Reimbursement and Credit Agreement dated as of and effective November 21, 2006 (the “Third Amendment”) and the Fourth Amendment to Reimbursement and Credit Agreement dated as of and effective December 31, 2006 (the “Fourth Amendment” and together with the Original Agreement, the First Amendment, the Second Amendment and the Third Amendment, the “Amended Agreement”) are incorporated into this Fifth Amendment by reference to the same extent and with the same force and effect as if fully stated in this Fifth Amendment.

2. The Borrower, the Bank and the Administrative Agent have agreed to further amendments to various provisions of the Amended Agreement in order to accommodate the sale by the Borrower of certain subordinated notes in order to pay in full the indebtedness outstanding under the Note Agreement (as defined in the hereinafter defined BBT Agreement) and pay down the Revolving Credit Note (as defined in the BBT Agreement). The Bank and the Administrative Agent have also agreed to certain other consents and agreements as herein provided.

3. In consideration of the premises and of the mutual covenants herein contained, and for good and valuable consideration, the Bank, the Administrative Agent and the Borrower do mutually covenant and agree, as follows:

Section 1. Definitions; Rules of Interpretation.

1.1 Definitions. For purposes of this Fifth Amendment, all capitalized words and phrases not defined in this Fifth Amendment shall have the meanings given to them in Section 1.01 of the Original Agreement.

1.2 Rules of Interpretation. For all purposes of the Agreement the following shall govern, except as otherwise expressly provided for or unless the context otherwise requires:

(i) The “Agreement” shall mean the Amended Agreement as modified, altered, amended or supplemented by this Fifth Amendment and as it may from time to time be further modified, altered, amended or supplemented.

(ii) All references in this Fifth Amendment to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the Amended Agreement unless otherwise indicated.

(iii) Terms defined in this Fifth Amendment shall have the meanings prescribed for them where defined herein.

(iv) All accounting terms not otherwise defined in this Fifth Amendment shall have the meanings assigned to them in accordance with the Amended Agreement.

(v) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

(vi) Terms in the singular include the plural and vice versa.

(vii) The headings and the table of contents set forth in this Fifth Amendment are solely for convenience of reference and shall not constitute a part of this Fifth Amendment nor shall they affect its meaning, construction or effect.

Section 2. Amendment of Amended Agreement.

2.1 Amendment of Section 1.01 of the Amended Agreement.

(a) Section 1.01 of the Amended Agreement is hereby amended by inserting the following defined terms in the correct alphabetical order to read as follows:

“BBT Agreement” means the Credit Agreement dated as of June 1, 2002 by and among the Borrower and Branch Banking and Trust Company of Virginia, as amended through the date of this Fifth Amendment.

“Fifth Amendment Effective Date” means June 18, 2007.

“Funded Net Senior Debt” means, as of the date of determination, Funded Net Debt minus Subordinated Debt.

“Funded Net Senior Debt to Consolidated EBITDA Ratio” means the ratio of Funded Net Senior Debt to Consolidated EBITDA.

“Indenture” means the Indenture, dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as supplemented by the Supplemental Indenture, dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as further amended and supplemented from time to time.

“Investment” means as to any Person any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

“Pro Forma Funded Net Senior Debt to Consolidated EBITDA Ratio” means, as of the date of determination, the pro forma ratio of (i) the aggregate of the Funded Net Senior Debt and the total Debt of the Person being acquired outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles to (ii) Consolidated EBITDA (excluding the Person being acquired) as of such date.

“Senior Subordinated Notes” means the 6.00% Convertible Senior Subordinated Notes due July 1, 2012 in the maximum aggregate original principal amount of $97,500,000.00 issued by the Borrower and outstanding from time to time under the Indenture.

“Subordinated Debt” means, as of the date of determination, Funded Net Debt (i) the payment of which is subordinated to the payment of the Real Estate Term Loan Obligations and the Revolving Credit Loan Obligations (each as defined in the BBT Agreement) pursuant to its terms or pursuant to a written subordination agreement in form and substance satisfactory to Branch Banking and Trust Company (“BBT”) in its reasonable discretion and (ii) all the terms of which, including without limitation, the structure, payment, schedule, maturity date and all other aspects of such Funded Net Debt, are satisfactory to BBT in its reasonable discretion; provided, however, that the term, “Subordinated Debt” shall in any event include all Debt outstanding under the Indenture and the Senior Subordinated Notes.

(b) The following definitions contained in Section 1.01 of the Amended Agreement are hereby amended in their entirety to read as follows:

““Fixed Charge Coverage Ratio” means for the four-quarter period ending on the date of measurement, the ratio of (a) the sum of Consolidated EBITDA for such four-quarter period plus the consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period minus cash taxes for such four-quarter period minus Maintenance Capital Expenditures for such four-quarter period minus cash dividends and redemptions or purchases of Capital Stock of the Borrower for cash for such four-quarter period made pursuant to Section 6.16(h) of the BBT Agreement to (b) the sum of current maturities of Long-Term Indebtedness of the Borrower and its Consolidated Subsidiaries for such four-quarter period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four-quarter period, and consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period. Notwithstanding the foregoing, if, in accordance with the terms of the Indenture, the conditions to the exercise by the holders of the Senior Subordinated Notes of their right to convert all or any portion of such Senior Subordinated Notes have been satisfied, the principal balance of such Senior Subordinated Notes shall not be included in the calculation of the current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for purposes of determining the Fixed Charge Coverage Ratio. “

““Management Stockholders” means Anthony J. Cavanna, Andrew U. Ferrari, Harold F. Monahan, Paul D. Fletcher, Patrick M. Burns, Colleen T. Combs, J. Mitchell Cox, William R. Gupp, Richard D. McWilliams and Robert L. Thibodeau, and their respective Management Stockholder Affiliates.”

2.2 Amendment of Section 2.02(a) of the Amended Agreement. Section 2.02(a) of the Amended Agreement is hereby further amended to read in its entirety as follows:

“(a) The Borrower hereby agrees to pay to the Bank, in advance, on each Fee Payment Date until the expiration or termination of the Letter of Credit, a nonrefundable facility fee calculated based on the Stated Amount as of the Fee Payment Date and based on a 360 day year but charged on the actual number of days elapsed. The amount payable on (i) July 1, 2007 shall be 150 basis points and (ii) each Fee Payment Date thereafter shall be based upon the Funded Net Senior Debt to Consolidated EBITDA Ratio as disclosed in the Certificate of Compliance most recently delivered for purposes of demonstrating the Borrower’s compliance with Section 6.12(b) hereof and based upon the number of days in the calendar quarter commencing on such Fee Payment Date, and, in each case, shall be calculated using the following: (w) less than or equal to 1.00X, the annual facility fee shall be 65 basis points; (x) more than 1.00X but less than or equal to 1.50X, the annual facility fee shall be 75 basis points; (y) more than 1.50X but less than 2.00X, the annual facility fee shall be 85 basis points; and (z) 2.00X or greater, the annual facility fee shall be 100 basis points.”

2.3 Amendment of Section 6.11 of Amended Agreement. Section 6.11 of the Amended Amendment is hereby further amended to read in its entirety as follows:

“The Borrower will not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less the following amounts for the following periods: (a) 1.25 to 1.00 for the period commencing on April 1, 2007 to and including March 31, 2008 and (b) 1.40 to 1.00 thereafter.”

2.4 Amendment of Section 6.12 of Amended Agreement. Section 6.12(a) and (b) of the Amended Agreement are hereby further amended to read in their entirety as follows:

“(a) The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Funded Net Debt to Total Consolidated Capitalization, as a percentage, to exceed the following amounts for the following periods: (i) 60% for the period commencing on April 1, 2007 to and including March 31, 2008, and (ii) thereafter (A) 50% for each period commencing on April 1 of a calendar year to and including September 30 of such calendar year and (B) 60% for each period commencing on October 1 of a calendar year to and including March 31 of the immediately succeeding calendar year.

(b) The Borrower will not, as of the end of any fiscal quarter, permit the Funded Net Senior Debt to Consolidated EBITDA Ratio for the four-quarter period ended as of the end of such fiscal quarter to exceed the following amounts for the following periods: (i) 3.25 to 1 for the period commencing on April 1, 2007 to and including March 31, 2008 and (ii) thereafter (A) 2.50 to 1 for each period commencing on April 1 of a calendar year to and including September 30 of such calendar year and (B) 3.00 to 1 for each period commencing on October 1 of a calendar year to and including March 31 of the immediately succeeding calendar year.”

2.5 Amendment of Section 6.13 of Amended Agreement. Section 6.13 of the Amended Agreement is hereby amended to read in its entirety as follows:

“The Borrower will at all times maintain Consolidated Tangible Net Worth at not less than the sum of (a) $100,000,000, (ii) 75% of the net proceeds of all stock issued after the Issuance Date (excluding the net proceeds of any stock issued in connection with the conversion of the Senior Subordinated Notes), plus (c) 50% of Consolidated Net Income after June 30, 2004 (taken as one accounting period), but excluding from such calculation of Consolidated Net Income for purposes of this clause (c) any quarter in which Consolidated Net Income is negative.”

2.6 Amendment of Section 7.01 of Amended Agreement. Section 7.01 of the Amended Agreement is hereby amended to read in its entirety as follows:

“The Borrower shall not create, incur, assume or suffer to exist or permit any Subsidiary to create incur, assume or suffer to exist, any Debt, except (a) Debt owing to the Bank or the Bank Participants; (b) Material Debt existing on the Fifth Amendment Effective Date and described on Exhibit 7.01, and any extension, renewal or refinancing of such Material Debt, provided that any such extension, renewal or such refinancing (i) does not increase the principal amount of such Material Debt at the time of such extension, renewal or refinancing and (ii) is on terms substantially similar to, and no more restrictive than, the original terms of such Material Debt; (c) Debt outstanding under the BBT Agreement (including the Real Estate Term Loan Obligations (as defined in the BBT Agreement) and the Revolving Credit Loan Obligations (as defined in the BBT Agreement) and under the Notes (as defined in the BBT Agreement) and the Subsidiary guarantees required pursuant thereto; (d) Debt outstanding under the Indenture and the Senior Subordinated Notes; (e) Debt owing from the Borrower to a Wholly-Owned Subsidiary, from a Wholly-Owned Subsidiary to the Borrower, or from one Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary; (f) additional Facility Debt incurred after the Issuance Date, provided that at the time such additional Facility Debt is incurred (i) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such Facility Debt and (ii) the aggregate principal amount of such additional

Facility Debt is not greater than $10,000,000; and (g) in addition to Debt permitted by clauses (a) through (f) above, Debt incurred after the Issuance Date, provided that at the time such additional Debt is incurred, (i) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such additional Debt, (ii) the Funded Net Debt to Total Consolidated Capitalization Ratio both immediately prior to the occurrence of such additional Debt shall be at least three percentage points lower than the maximum Funded Net Debt to Total Consolidated Capitalization Ratio required by Section 6.12(a) on the date of the incurrence of such additional Debt and (iii) the Funded Net Senior Debt to Consolidated EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such Debt shall be at least 0.5 lower than the maximum Funded Net Senior Debt to Consolidated EBITDA Ratio required by Section 6.12(b) on the date of the incurrence of such additional Debt. Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 7.01 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such Person existing immediately after it becomes a Subsidiary.”

2.7 Amendment of Schedule 7.01 of Amended Agreement. Schedule 7.01 to the Amended Agreement are hereby deleted in its entirety and a new Schedule which is attached to this Firth Amendment and labeled Schedule 7.01 is substituted in its place.

2.8 Amendment of Section 7.03 of Amended Agreement. Section 7.03(a)(vi) and Section 7.03(b) of the Amended Agreement are hereby amended to read in their entirety as follows:

“(vi) the Borrower may invest up to $400,000 in addition to its investment in Winchester Capital, Inc. existing as of May 1, 2007;

(b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Acquisition transaction, except that the Borrower and any Subsidiary may (i) acquire all or a material portion of the assets of a Person and (ii) own, purchase or acquire stock, obligations or securities of a Person which following such purchase or acquisition is a Wholly-Owned Subsidiary if (A) the Person being acquired (or whose assets are being acquired) is in the same general type of business as the Borrower (or complementary thereto); (B) the aggregate cash consideration (exclusive of all Debt of such Person being acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments) paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with any Acquisition (or series of related Acquisitions) shall not exceed $10,000,000 during any Fiscal Year of the Borrower and (2) in connection with all Acquisitions shall not exceed $15,000,000 for the period from the Issuance Date to the Stated Expiration Date, (C) the aggregate consideration (including all Debt of such Person being Acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with all Acquisitions shall not exceed $20,000,000 during any Fiscal Year of the Borrower and (2) in connection with all Acquisitions shall not exceed $30,000,000 for the period from the Issuance Date to the Stated Expiration Date; (D) (1) the ratio referred to in Section 6.12(a) both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall be at least three percentage points lower than the maximum ratio required by Section 6.12(b) on the date of such proposed Acquisition and (2) the Pro Forma Funded Net Senior Debt to Consolidated EBITDA Ratio shall be at least 0.5 lower than the maximum ratio required by Section 6.12(b) on the date of the proposed Acquisition; (E) no Default or Event of Default has occurred or will occur as a result of the Acquisition of such Person; and (F) the Borrower shall have provided the Administrative Agent not less than ten (10) Business Days before the consummation of such Acquisition a certificate in form and substance satisfactory to the Administrative Agent that certifies as to each of the items in clauses (A), (B), (C), (D) and (E) of this Section 7.03(b) and includes both pro forma financial statements that demonstrate compliance with clause (D) of this Section 7.03(b) and consolidated financial statements for the Borrower and its Subsidiaries that demonstrate compliance with each of the financial covenants contained in Sections 6.11, 6.12 and 6.13 hereof immediately prior to and after giving effect to such Acquisition, and the Administrative Agent shall have accepted as correct prior to the consummation of such Acquisition such certificate and the calculations and assumptions contained therein and in the financial statements included therewith.”

2.9 Amendment of Section 7.08 of Amended Agreement. Section 7.08 of the Amended Agreement is hereby amended to read in their entirety as follows:

“Except as permitted or required by the BBT Agreement, the Borrower shall not permit any Material Subsidiary to guaranty any obligations other than the Obligations hereunder.”

Section 3. Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other parties as follows:

3.1 Due Organization. Each party is an organization duly organized, validly existing under the law of the state of its formation and in good standing in all jurisdictions required for it to conduct its business as now conducted and has full power and authority to carry on its business as now conducted.

3.2 Due Authorization. Each party has full power and authority to execute, deliver and perform this Fifth Amendment and to carry out the transactions contemplated hereby. This Fifth Amendment has been duly and validly executed and delivered by each party and constitutes the valid and binding obligation of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors’ rights and debtors’ obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief.

3.3 No Conflict. The execution, delivery and performance of this Fifth Amendment (as well as any other instruments, agreements, certificates or other documents contemplated hereby, if any) do not (a) violate any laws, rules, regulations, court orders or orders of any governmental or regulatory body applicable to the parties or their respective property, (b) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with any governmental body or other entity that has not been obtained or made or (c) violate or conflict with any provision of the organizational document, operating agreement or bylaws of such party.

3.4. Further Assurances. Each party hereto, at the reasonable request of any other party hereto, will execute and deliver such other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4. Special Representations of the Borrower The Borrower hereby represents and warrants to the other parties as follows:

4.1. Prior Representations and Warranties The representations and warranties of the Borrower in the Amended Agreement are true and correct in all material respects as of the date hereof.

4.2. No Default There is no Default or Event of Default under the Amended Agreement.

4.3. Full Force and Effect All provisions of Amended Agreement continue in full force and effect with respect to the Borrower.

4.4. BBT Agreement Amendment The BBT Agreement was amended to contain provisions similar to those contained in Section 2.1 through 2.7 hereof on or prior to the Fifth Amendment Effective Date.

Section 5. More Favorable Covenants. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in the BBT Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Administrative Agent, to the lender or lenders under the BBT Agreement than are the terms of the Amended Agreement as amended by this Fifth Amendment to the Bank and the Bank Participants, then the Amended Agreement as amended by this Fifth Amendment shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend the Amended Agreement as amended by this Fifth Amendment and to execute and deliver all such documents requested by the Administrative Agent to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Administrative Agent has waived in writing its rights under this Section 5, the Amended Agreement as amended by this Fifth Amendment shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the BBT Agreement for purposes of determining the rights and obligations hereunder.

Section 6. Consent. The Bank and the Administrative Agent hereby consent to the Borrower granting a Lien on its Accounts, Inventory (each as defined in the UCC), proceeds of the foregoing (including supporting obligations) and those books and records relating to or referring to such Accounts, Inventory or proceeds thereof (all of the foregoing, collectively, the “Collateral” to secure (a) the “Revolving Credit Loan Obligations” as defined in the BBT Agreement and (b) without limitation of the foregoing, all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Borrower, its agents, or any of them, for taxes and/or insurance relating to, or maintenance or preservation of, the Collateral or any part thereof or incurred by the Borrower, its agents, or any of them, arising from or in connection with the modification, workout, collection or enforcement of any of Revolving Credit Loan Obligations, including any such collection or enforcement by any action or participation in, or in connection with a case or proceeding under, any federal bankruptcy statute; provided, however, that this consent is conditioned upon the principal amount of the advances with respect to the Revolving Credit Loan Obligations being in an authorized amount not exceeding (a) $70,000,000 from December 1 of each calendar year to and including May 31 of the immediately succeeding calendar year and (b) $40,000,000 from June 1 to and including November 30 of each calendar year. The Lien consented to in this Section 6 shall be a Permitted Encumbrance.

Section 7. Miscellaneous.

7.1 Governing Law. The substantive laws of the State shall govern the construction and enforcement of this Fifth Amendment without giving effect to the application of choice of law principles.

7.2 Execution in Counterparts. This Fifth Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.3 Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Bank in connection with the preparation, execution and delivery of this Fifth Amendment and any other documents which may be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank and the Administrative Agent with respect thereto.

7.4 Modification Fee. The Borrower shall have paid to the Bank in immediately available funds a modification fee in the amount of $5,000, which fee shall be deemed fully earned and non-refundable once paid.

Section 8. Effective Date. This Fifth Amendment shall become effective as of the Fifth Amendment Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Bank and Administrative Agent

By:	/s/ Lee Brennan
Lee Brennan
Vice President

Schedule 7.01

Debt

The following information is provided as of the Fifth Amendment Effective Date:

Type	Maturity	Lender/Counter Party	Principal Amount
Real Estate Note	9/30/2014	Bank of America	$4,306,546.32

SWAP # 133261	10/01/2014	Bank of America	$248,582.97 (subject to adjustment due to interest rate fluctuations)

Convertible Senior Subordinated Notes	7/01/2012	The Bank of New York, Trustee	$97,500,000.00 (maximum principal amount issuable)